UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

Filed by the Registrant []
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ]            Preliminary Proxy Statement
[ ]            Confidential, for use of the Commission Only as permitted by Rule 14a-6(e)(2)
[x]           Definitive Proxy Statement
[ ]            Definitive Additional Materials
[ ]            Soliciting Material Pursuant to (ss.) 240.14a-11(c) or (ss.) 240.14a-12

Foxby Corp.
(Name of Registrant as Specified In Its Charter)

Richard J. Shaker
(for further information contact Phillip Goldstein, 914-747-5262)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

[ ]         Fee paid previously with preliminary materials.

[ ]         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

Form, Schedule or Registration Statement No.:

Filing Party:

Date Filed:

SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS

1094 Magothy Circle, Annapolis, MD  21401-5025  sfs@ix.netcom.com   (410) 626-7914

THIS IS THE LETTER FOXBY MANAGEMENT DOES NOT WANT YOU TO READ!

                                                                                    August 16, 2004

Dear Fellow Foxby Shareholder:

I am the largest shareholder of Foxby Corp.  As you know, Foxby’s long-term performance has been very poor.  In 2000, the stock traded above $15 per share.  Currently, Foxby’s stock changes hands at about $2.15, which is 15% below its net asset value (“NAV”) of $2.55.

Sadly, I have concluded that achieving satisfactory long-term performance is very unlikely.  The primary reason for this bleak outlook is that Foxby’s expense ratio is 4.39% per year.  In other words, each year $4.39 of every $100 of Foxby’s assets goes to pay expenses.  Such a huge expense ratio is an enormous drag on performance.  By contrast, many mutual funds operate with an expense ratio of less than 1%.  In my opinion, a 4.39% expense ratio is simply too big a handicap for any mutual fund to overcome.

I also believe that Foxby’s large discount is directly related to its high expense ratio.  Investors understandably want to pay less than NAV for shares of closed-end funds with a very high expense ratio.

In light of the Foxby’s very small size (total NAV of less than $7 million), I see little that can be done to significantly lower its expense ratio.  In my opinion, the best course of action at this time would be to merge Foxby into a larger open-end fund with a lower expense ratio.  A merger would produce two important benefits for shareholders.  First, we would continue to be invested, but in an open-end fund that is far more likely to produce better long-term performance than Foxby because it would have a much lower expense ratio.  Secondly, all shareholders would enjoy an immediate and permanent increase in the value of their investment since they could redeem their shares at NAV at any time.  If such a merger were to occur today, each share of Foxby would be worth $2.55 instead of $2.15.  That is an increase of more than 18%!  Wouldn’t it be nice to see our stock go up significantly for a change?

We have learned that management has put in place an unprecedented array of measures designed to prevent shareholders from voting to change the status quo.  One by-law even attempts to exclude directors only because they have followed shareholder wishes in the past.  If only Foxby’s current management put as much effort into reducing expenses or improving performance as into thinking up new ways to entrench themselves!

I simply do not believe management can legally dictate who it is that the shareholders can elect as directors of Foxby.  Therefore, I am assuming their attempts to prevent us from exercising our voting rights are invalid.    I hope management will allow shareholders to exercise their voting rights, but it may be necessary to seek a court order to invalidate management’s entrenchment devices, and I am prepared to do so.

At Foxby’s annual meeting on September 7, 2004, I intend to propose that Foxby be merged into an open-end fund with a much lower expense ratio.  Also, I intend to nominate three experienced persons for election as directors.  Each of my nominees has served as a director on the board of a closed-end fund that has afforded all shareholders an opportunity to realize NAV in a fair way.  Also, each nominee is committed to abide by the will of the shareholders.

To sum up, if you want to reduce Foxby’s crushingly high expense ratio, and to achieve a higher value for your shares by eliminating the discount to NAV, please sign and return the GREEN proxy card today.  Alternatively, since time is short, you should vote by telephone at 1-800-454-8683 or at WWW.PROXYVOTE.COM to insure that your vote is received before September 7.  If you have any questions, please call me personally at (410) 626-7914.

Very truly yours,

Richard J. Shaker, Ph.D., R.I.A.

Shaker Financial Services

PROXY STATEMENT OF RICHARD J. SHAKER, A STOCKHOLDER OF FOXBY CORP., IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS (To be held September 7, 2004)

I, Richard J. Shaker, a beneficial shareholder of Foxby Corp. (the “Fund”), am sending this proxy statement and the enclosed GREEN proxy card to shareholders of the Fund of record on June 30, 2004 (the “Record Date”).  I am soliciting a proxy to vote your shares at the 2004 Annual Meeting of Shareholders of the Fund (the “Meeting”).  Please refer to the Fund’s proxy soliciting material for additional information concerning the Meeting and the matters to be considered by shareholders including the election of directors.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about August 16, 2004.

INTRODUCTION

There is one matter that the Fund has scheduled to be voted upon at the Meeting, the election of three persons to serve as directors of the Fund.  In addition, I intend to introduce a proposal to recommend that shareholders be afforded an opportunity to realize net asset value (“NAV”) via a merger of the Fund into an open-end fund with a lower expense ratio.  With respect to these matters, I am soliciting a proxy to vote your shares FOR the election of my nominees and

FOR my proposal to realize NAV.

How Proxies Will Be Voted

If you wish to vote FOR the election of my nominees and/or on my proposal to realize NAV, you may do so by completing and returning a GREEN proxy card to me.

In 2002, the board of directors adopted a bylaw that requires the Fund to receive advance notice of all nominations for the board.  However, courts have ordered similar advance notice bylaws to be waived when a material event occurs after the deadline specified in the bylaw.  See Hubbard v. Hollywood Park Realty Enterprises, 1991 WL 3151, (Del. Ch. 1991).   I believe the board’s unilateral decision to increase the number of classes of directors from four classes to five after the deadline is a material event that requires the board to waive the advance notice requirement.

In addition, after shareholders failed to approve the board’s recommendation to amend the Fund’s articles of incorporation to include certain provisions, the primary purpose of which appears to be to interfere with the shareholders’ ability to vote, the board unilaterally adopted them as well as certain other provisions with the same primary purpose.  These provisions include preclusive and inequitable qualifications for nominees of shareholders and a preclusive and discriminatory standard for electing directors.  A number of courts have found that, barring a compelling justification, any bylaw, the primary purpose of which is to interfere with the shareholders’ ability to vote, constitutes a breach of fiduciary duty and is invalid.  However, there is no assurance that the board will not attempt to enforce the advance notice bylaw or any other bylaw to prevent me from making nominations or presenting my proposal to realize NAV.  In that event, litigation may be required to determine the outcome of the election.

If you return a GREEN proxy card to me or to my agent and if the board does not prevent me from nominating my candidates or presenting my proposal at the Meeting, your shares will be voted on each matter as you indicate.  If the board does not permit me to vote our proxies as indicated, I may file a lawsuit.

If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of our nominees to the board and FOR Proposal 2.  If you return a GREEN proxy card, you will be granting the proxy holder(s) discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

Voting Requirements

The presence in person or by proxy of at least one-third of the Fund’s outstanding shares shall constitute a quorum.  The Fund’s bylaws provide that a candidate nominated by a stockholder requires a vote of 80% of the outstanding shares to be elected while a nominee endorsed by the board of directors needs only a plurality of the votes cast.  I believe such a discriminatory standard is illegal and that all nominees must have the same standard for election, i.e., a plurality.  Similarly, I believe Proposal 2 requires the affirmative vote of a majority of the votes cast at the Meeting for approval.  If my nominees receive a plurality of the votes cast but less than 80% of the outstanding shares, litigation may be required to determine the outcome of the election.

Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) delivering a written revocation of your proxy at the Meeting; (ii) executing and delivering a later dated proxy; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only your latest dated proxy will be counted.

Information Concerning the Soliciting Shareholder

I, Richard J. Shaker, the soliciting shareholder, am a registered investment advisor specializing in closed end funds.  As of August 4, 2004, my retirement fund owned 14,400 shares of the Fund.  In addition, I am also deemed to be the beneficial owner of 388,300 shares of the Fund owned by my clients.  All but 25,600 of these shares have been purchased during the past twelve months.  In addition, I have purchased and sold an additional 112,800 shares during the past twelve months.

REASONS FOR THE SOLICITATION

I am concerned about the Fund’s poor long- and short-term performance (NAV per share down from $2.82 on February 9, 2004 to $2.55 recently), its persistent discount to net asset value, its extraordinarily high 4.4% expense ratio and the poor liquidity of its shares.

I am also concerned that the current board unilaterally adopted numerous measures whose primary purpose appears to be to interfere with the shareholders’ franchise rights.  These measures include (1) preclusive and inequitable “qualifications” for nominees by shareholders, (2) a preclusive and inequitable standard for electing directors (80% of the Fund’s outstanding shares is required to elect a challenger but just a plurality of the votes cast to elect an incumbent), (3) a provision that appears to violate the “one share, one vote” standard required by Section 30(1) of the Investment Company Act and (4) a bylaw that purports to bar a shareholder from asking a court to review the results of an election without approval by the board.  I believe that each of these measures and any others whose primary purpose is to interfere with the shareholders’ franchise rights is a breach of fiduciary duty.

On July 23, 2004, the Fund filed a definitive proxy statement for the annual meeting with the SEC in which it indicated that the board recently adopted another powerful entrenchment measure – a staggered board of directors consisting of five classes.

In light of these concerns and the Fund’s very small size (NAV of less than $7 million), I believe that the shareholders would be best served if the Fund merged into an open-end fund with a lower expense ratio.  I wish to afford shareholders an opportunity to vote on a proposal recommending this and to elect directors who will abide by their wishes.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, I intend to nominate the following persons for election as Class I, II, and V directors with terms expiring in 2008, 2009 and 2007 respectively.  Each nominee has consented to being named in this proxy statement and to serve as a director if elected.  None of our nominees owns any shares of the Fund or has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.  I do not know of any material conflicts of interest that would prevent any of my nominees from acting in the best interest of the Fund, and I believe that all my nominees would be considered independent directors if elected.  Please refer to the Fund’s proxy soliciting material for additional information concerning the election of directors.  (According to the Fund’s proxy statement, shareholders will only be permitted to “elect” the board’s nominee as a Class II director because the incumbent Class II director, whose term does not expire until 2009, intends to remain in office if the board’s nominee is not elected.  I do not believe an “election” in which shareholders have no choice between candidates is legal.  Litigation may be required to determine the outcome of the election.)

Phillip Goldstein (Age 59), 60 Heritage Drive, Pleasantville, NY 10570 (Class I).   Mr. Goldstein has been an investment advisor since 1992; he has been a director of Brantley Capital Corporation since 2002 and of The Mexico Equity and Income Fund since 1999.

Rajeev Das, CFA (Age 35), 68 Lafayette Ave., Dumont, NJ 07628 (Class II).  Senior Securities Analyst with Kimball & Winthrop, Inc. since 1997; he has been a director of The Mexico Equity and Income Fund since 2001.

Andrew Dakos (Age 38), 43 Waterford Drive, Montville, NJ 07045 (Class V).  Mr. Dakos is President and portfolio manager of Elmhurst Capital, Inc., an investment advisory firm, and a principal of the general partner of Full Value Partners, L.P., a private investment partnership.  Mr. Dakos is also President and CEO of UVitec Printing Ink, Inc. a privately held manufacturing firm.  He has been a director of The Mexico Equity and Income Fund since 2001.

                       PROPOSAL 2: A RECOMMENDATION THAT SHAREHOLDERS BE PERMITTED TO REALIZE NET ASSET VALUE VIA A MERGER INTO AN OPEN-END FUND WITH A LOWER EXPENSE RATIO

While there may be one-time costs involved with a merger into an open-end fund, we believe the benefits of (1) eliminating the discount and (2) reducing the expense ratio greatly outweigh them.  In the absence of contrary instructions, the proxy holder(s) will vote your shares FOR this proposal.

THE SOLICITATION

I, Richard Shaker, the soliciting shareholder, am making this solicitation.  Persons affiliated with or employed by me or my affiliates may assist me in the solicitation of proxies.  In addition, I have hired Phillip Goldstein, one of my nominees for director, to assist me in this solicitation for a success fee of $25,000 plus out-of-pocket expenses.  Mr. Goldstein is not a shareholder of the Fund.  Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record.  I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will bear all of the expenses related to this proxy solicitation.  Because I believe that all shareholders will benefit from this solicitation through an enhanced opportunity to exercise their franchise rights, I intend to seek reimbursement of my expenses from the Fund.  Shareholders will not be asked to vote on the reimbursement of my solicitation expenses which I estimate will be $30,000 if successful and $5,000 if unsuccessful.

There is no arrangement or understanding involving me or any of my affiliates relating to future employment by or any future transaction with the Fund or any of its affiliates.

DATED: August 16, 2004

PROXY CARD

Proxy Solicited in Opposition to the Board of Directors of Foxby Corp. by Richard J. Shaker for the 2004 Annual Meeting of Stockholders

The undersigned hereby appoints Richard J. Shaker and Phillip Goldstein and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Foxby Corp. (the “Fund”) on September 7, 2004, (the “Meeting”), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

(INSTRUCTIONS:  Mark votes by placing an “x” in the appropriate [  ].)

1. ELECTION OF THREE DIRECTORS

[ ] FOR PHILLIP GOLDSTEIN (Class I)                      [ ] WITHHOLD AUTHORITY

[ ] FOR RAJEEV DAS (Class II)                                 [ ] WITHHOLD AUTHORITY

[ ] FOR ANDREW DAKOS (Class V)                        [ ] WITHHOLD AUTHORITY

2. A RECOMMENDATION THAT SHAREHOLDERS BE PERMITTED TO REALIZE NET ASSET VALUE VIA A MERGER INTO AN OPEN-END FUND WITH A LOWER EXPENSE RATIO.

FOR [   ]                                         AGAINST [   ]                                     ABSTAIN [   ]

Please sign and date below.  Your shares will be voted as directed.  If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1 and FOR Proposal 2.  The undersigned hereby acknowledges receipt of the proxy statement dated August 16, 2004 of Richard J. Shaker and revokes any proxy previously executed.  (Important - Please be sure to enter date.)

SIGNATURE(S)___________________________________                  Dated: _______________